Exhibit 99.1

JOINT FILING AGREEMENT

Each of the undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. Each of the undersigned acknowledge and agree that each of the undersigned is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning him or her contained therein, but is not be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless he or she knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same Joint Filing Agreement.

Date: October 30, 2007	/s/ Kenneth E. Olson
KENNETH E. OLSON
Date: October 31, 2007	/s/ Michael B. Parkin
MICHAEL B. PARKIN
Date: October 31, 2007	/s/ Heather Stickel
HEATHER STICKEL